                                                             EXHIBIT 10.1
                      ASSET PURCHASE AND SALE AGREEMENT


      THIS ASSET PURCHASE AND SALE AGREEMENT (this "Purchase Agreement") is entered into as of September 6, 1995 (the "Effective Date"), by and among SIERRA PACIFIC INDUSTRIES, a California corporation ("Buyer"), FIBREBOARD CORPORATION, a Delaware corporation ("Fibreboard"), and FIBREBOARD BOX & MILLWORK CORPORATION, a Delaware corporation ("FB&M"). Fibreboard and FB&M are referred to collectively herein as "Sellers," and Buyer and Sellers are referred to collectively herein as the "Parties." This Purchase Agreement is entered into with reference to the following facts:

      A. Fibreboard operates in two primary industry segments: building products and resort operations. The building products segment of Fibreboard includes, among other things, a wood products group that owns timberland and manufactures lumber, hardwood plywood and other value-added wood products (the "Wood Products Group"). Each of FB&M and Snider Lumber Products Co., Inc., a Delaware corporation ("Snider"), is a wholly-owned subsidiary of Fibreboard holding assets which are used in connection with the Wood Products Group.

      B. Buyer owns a substantial amount of timberland and timber conversion assets, and is experienced in the growth and harvesting of logs as well as the manufacture of wood products.

      C. Subject to the terms and conditions set forth in this Purchase Agreement, Buyer desires to purchase a substantial portion of the assets and to assume certain liabilities associated with the Wood Products Group, and Sellers desire to sell and transfer to Buyer such assets and liabilities, all as more fully set forth below.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.


                                  SECTION 1

                               DEFINED TERMS


      Unless the context otherwise requires, terms in this Purchase Agreement with initial letters capitalized shall have their respective meanings as set forth in APPENDIX 1 attached hereto.

                                   SECTION 2

                             BASIC TRANSACTION


      2.1 PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Purchase Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing in exchange for the Purchase Price.

      2.2 ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Purchase Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.

      2.3 PURCHASE PRICE. Buyer agrees to pay to Fibreboard, as agent for the Sellers (the "Agent"), through Escrow Holder at the Closing (pursuant to the provisions of Article 3) TWO HUNDRED FORTY-FIVE MILLION DOLLARS ($245,000,000.00) (the "Purchase Price") by delivery of cash payable by wire transfer or delivery of other funds which shall be immediately available to Agent as of the Closing. The Purchase Price shall be subject to adjustment as provided in Section 2.5 below.

      2.4 PRE-CLOSING DISTRIBUTION. Immediately prior to the Closing, Fibreboard shall cause Snider to distribute to Fibreboard an amount equal to Snider's Cash as of such time. Fibreboard may cause Snider to make such payment to Fibreboard in the form of a dividend or a redemption.

      2.5   PURCHASE PRICE ADJUSTMENTS.

            (i)   The Purchase Price shall be adjusted to reflect the following:

      (A) The aggregate change in Net Working Capital between the Base Amount (Thirty-Four Million Five Hundred Thirty-Nine Thousand Dollars ($34,539,000.00) calculated as of April 1, 1995) and the amount (the "Closing Amount") which shall exist immediately prior to the Closing; PROVIDED, HOWEVER, that the Closing Amount may be increased pursuant to the provisions of Section 6.7 below;

      (B) The aggregate difference, as of the Closing Date, between the book values of certain inventories of the Wood Products Group and the "market values" thereof (such aggregate difference being herein referred to as the "Market Value Differential"), all as more specifically set forth on APPENDIX 2 attached hereto (under the heading "Market Value Differential");

      (C) The difference between (1) the amount of any capital expenditures (determined in accordance with GAAP applied consistently with the principles used in the preparation of the Financial Statements) made with respect to the Assets from and after April 1, 1995 to the Closing Date and (2) the amount of booked depreciation recorded with respect to the Assets (determined in accordance with GAAP applied consistently with the principles used in the preparation of the Financial Statements) from and after April 1, 1995 to the Closing Date (the "Subsequent Capital Expenditures Differential"); and

      (D) Each of (1) the "excess" of fee timber harvested over growth for the period from June 20, 1994 to December 31, 1994 and (2) the "excess" or "shortage" of fee timber harvested over growth for the period from January 1, 1995 to the Closing Date (the net amount being herein referred to as the "Timber Harvest Differential"), all as more specifically set forth on APPENDIX 2 attached hereto (under the heading "Timber Harvest Differential").

A positive or negative amount for (i) the differential between the Closing Amount and the Base Amount (determined, for adjustment purposes, as the Closing Amount LESS the Base Amount), (ii) the Market Value Differential (determined, for adjustment purposes, as "market value" LESS book value) or (iii) the Subsequent Capital Expenditures Differential (determined, for adjustment purposes, as capital expenditures LESS booked depreciation recorded) will result in corresponding increases or decreases, respectively, to the Purchase Price, and a "shortage" or "excess" Timber Harvest Differential will result in an increase or decrease, respectively, to the Purchase Price. The aggregate of the adjustments to the Purchase Price set forth in the foregoing clauses (A),
(B), (C) and (D), which sum can be a positive or negative number, is herein referred to as the "Adjustment Amount."

            (ii) Fibreboard will prepare and deliver to Buyer, within 45 days following the Closing Date, a statement certified by the chief financial officer of Fibreboard (the "Closing Statement") of (A) the Closing Amount, (B) the Market Value Differential, (C) the Subsequent Capital Expenditures Differential,
(D) the Timber Harvest Differential and (E) the Adjustment Amount. Buyer shall, upon request, be allowed access to the working papers of Fibreboard (or its accountants) used in preparing the Closing Statement. Prior to the 30th day following Fibreboard's delivery to Buyer of the Closing Statement, if the Adjustment Amount is a positive number then Buyer will pay the difference to Fibreboard, and if the Adjustment Amount is a negative number then Fibreboard will pay the difference to Buyer. Notwithstanding the foregoing, Buyer may object to the Closing Statement by notifying Fibreboard within such 30-day period (such notice must contain a statement of the basis of Buyer's objection(s)). Buyer's failure to so object shall be deemed Buyer's acceptance of the Closing Statement. If Buyer gives such notice of objection, then the issues in dispute will be submitted for resolution to Arbitration, and any required payment will be made prior to the tenth business day following resolution of issues in dispute by Arbitration.

            (iii) Any payment of the Adjustment Amount will be made together with simple interest thereon at six and one-half percent (6 1/2%) PER ANNUM (beginning on the Closing Date and ending on the date of payment). Payment must be made in immediately available funds and shall result in appropriate adjustments to the Purchase Price allocation schedule provided for in Section
2.7 below and to be attached hereto as EXHIBIT A. Any Liabilities included in the calculation of the Adjustment Amount, to the extent so included, shall not constitute a breach of any of Sellers' representations and warranties in this Purchase Agreement and shall not give Buyer any right to indemnification with respect thereto.

      2.6 RETURN OF ACCOUNTS RECEIVABLE. No more than 180 days after the Closing Date, Buyer may elect to return to Fibreboard any accounts receivable comprising Assets which are then at least 30 days past-due (by their respective terms) by notifying Fibreboard, within such period, of Buyer's intent in this regard; PROVIDED, HOWEVER, that Buyer (i) may effect any such return on only five occasions and (ii) agrees that it shall exercise reasonable efforts to effect collection of any such accounts (consistent with Buyer's Ordinary Course of Business) prior to any such return. Buyer's notice to Fibreboard pursuant to the foregoing sentence shall include an assignment of any such accounts receivable which Buyer intends to return to Fibreboard (such assignment to be in form and substance satisfactory to Fibreboard and its counsel). Within 10 days of receiving such notice, Fibreboard shall pay Buyer for all such qualifying accounts receivable with such payment to be equal to the sum of the respective amounts for such accounts receivable used in the computation of the Closing Amount LESS any reserve for doubtful accounts receivable included in the calculation of the Closing Amount (solely for purposes of any returns after the first occasion, the amount of such reserve shall be deemed reduced (or eliminated) to the extent amounts otherwise payable to Buyer under this Section
2.6 have been reduced thereby).  Immediately upon Fibreboard's payment therefor,
(i) the accounts receivable at issue shall no longer comprise a portion of the Assets and (ii) appropriate adjustment will be made to the Purchase Price allocation schedule provided for in Section 2.7 below and to be attached hereto as EXHIBIT A.

      2.7 ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among each item or class of the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule which shall be agreed upon among the Parties, in good faith discussions with respect thereto, and attached hereto as EXHIBIT A prior to the Closing. The Parties agree that they will prepare and file their respective federal and any state or local income tax returns, and any sales tax returns or other filings, based on such allocation of the Purchase Price. The Parties also agree that they will prepare and file any notices or other filings required pursuant to
Section 1060 of the Code and that any such notices or filings will be prepared based on such allocation of the Purchase Price.


                                  SECTION 3

                                THE CLOSING


      3.1 THE CLOSING. The closing of the transactions contemplated by this Purchase Agreement (the "Closing") shall take place at the offices of Pillsbury Madison & Sutro in San Francisco, California, commencing at 9:00 a.m. local time on the later of (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, (ii) September 25, 1995 or (iii) such other date as the Parties may mutually determine (the "Closing Date").

      3.2   DELIVERIES PRIOR TO CLOSING.  Prior to the Closing:

            (i) Sellers shall (A) execute, acknowledge (if appropriate) and deliver to Escrow Holder grant deeds to the Real Property (except for Real Property owned by Snider) in the form attached hereto as EXHIBIT B-1 (the "Deeds") and (B) cause to be delivered to Escrow Holder executed (and, if appropriate, acknowledged) reconveyances of any deeds of trust (the "Reconveyances") encumbering the Real Property in favor of Lender with respect to Fibreboard's Revolving Facility;

            (ii) Buyer shall deliver to Escrow Holder (A) the Purchase Price and (B) the Estimated Proration Amount; and

            (iii) Buyer and each Seller shall sign and deliver to Escrow Holder such escrow instructions as Escrow Holder may request which are consistent with the terms of this Agreement; PROVIDED, HOWEVER, that in the absence or presence of such further instructions, Escrow Holder shall be entitled to rely upon the terms of this Agreement as escrow instructions.

      3.3   DELIVERIES AND INSTRUCTIONS AT CLOSING.  At the Closing:

            (i) Sellers shall execute, acknowledge (if appropriate) and deliver to Buyer (A) a bill of sale for

Acquired Assets constituting personal property in the form attached hereto as EXHIBITS B-2, (B) a certificate representing all of the issued and outstanding shares of capital stock of Snider (the "Shares"), together with an assignment thereof transferring the Shares to Buyer, (C) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request and (D) any releases (including termination statements on Form UCC-3) necessary or which Buyer and its counsel reasonably may request in respect of the termination of liens on the Assets in favor of Lender with respect to the Revolving Facility;

            (ii) The Agent shall deliver to Buyer the certificate and opinion referred to in Sections 7.1(v) and 7.1(viii) below, respectively;

            (iii) Buyer shall execute, acknowledge (if appropriate) and deliver to Agent (A) an assumption in the form attached hereto as EXHIBIT C and (B) such other instruments of assumption as Sellers and their counsel reasonably may request;

            (iv) Buyer shall deliver to the Agent the certificate and opinion referred to in Sections 7.2(iv) and 7.2(vi) below, respectively;

            (v) Escrow Holder shall be instructed by Agent to cause the recordation of each of the Reconveyances and the Deeds in the official records of the appropriate counties of the State of California; and

            (vi) Escrow Holder shall deliver to Agent (A) the Purchase Price (less any amounts Sellers direct be paid to Lender, which amounts Escrow Holder shall deliver to Lender) and (B) the Estimated Proration Amount.

      3.4 TIMING. Closing shall be deemed to have occurred when all deliveries contemplated by Section 3.3 have been made and Escrow Holder has been instructed by Agent to cause the recordation of the Reconveyances and the Deeds as set forth in Section 3.3(v) above. The parties agree that the risk of loss with respect to the Assets (including, without limitation, the Real Property) shall transfer to Buyer when Closing is deemed to have occurred as provided in the preceding sentence.

      3.5 FILING BY ESCROW HOLDER. Promptly following the Closing, Escrow Holder shall file the information return for the sale of the Real Property required by Section 6045 of the Code.

                                  SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF SELLERS


      Sellers represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section
4), except as set forth in the disclosure schedule accompanying this Purchase Agreement as APPENDIX 3 (the "Disclosure Schedule"); PROVIDED, HOWEVER, that the representations and warranties of FB&M shall apply solely to its respective businesses and to the respective Acquired Assets presently owned by it.

      4.1 ORGANIZATION. Each of the Sellers and Snider is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Sellers and Snider is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification and the failure to so qualify would have a material adverse effect on the Value of the Assets.

      4.2 AUTHORIZATION. Each Seller has full corporate power and authority to execute and deliver this Purchase Agreement and to perform its obligations hereunder. The transactions contemplated by this Agreement do not require approval by the stockholders of Fibreboard. This Purchase Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

      4.3   NONCONTRAVENTION.

            (i) To the Knowledge of the Officers, neither the execution and delivery of this Purchase Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any material statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which any of the Sellers or Snider is subject or any provision of the charter or bylaws of any of the Sellers or Snider, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other material arrangement to which any of the Sellers or Snider is a party or by which any of the Sellers or Snider is bound or to which any of its material assets are subject (or result in the imposition of any Security Interest upon any of the material assets of any of the Sellers or Snider), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Security Interest would not have a material adverse effect on the Value of the Assets.

            (ii) To the Knowledge of the Officers and except as contemplated by this Agreement with respect to the Hart-Scott-Rodino Act (with reference to Section 6.2 below) and the WARN Act (with reference to Section 11.16 below), the Sellers and Snider need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Purchase Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the Value of the Assets.

      4.4 FINANCIAL STATEMENTS. Attached hereto as EXHIBIT D are the following consolidating financial statements for the Wood Products Group (collectively, the "Financial Statements"):

            (i)  a combined balance sheet (at April 1, 1995);

            (ii) a statement of the combined operating results for calendar year 1994;

            (iii) a combined balance sheet at December 31, 1994 (including combined details at December 31, 1994 for (a) receivables, (b) inventory, (c) timber and timberlands, and (d) plants, property and equipment);

            (iv) a statement of the combined operating results for calendar years 1994, 1993 and 1992; and

            (v)  a combined balance sheet at December 31, 1994, 1993 and 1992.

The Financial Statements have been prepared applying the significant accounting policies of the Wood Products Group consistently throughout the periods covered thereby (a statement of these policies is included as part of the Disclosure Schedule), with the exceptions noted in the Disclosure Schedule.

      4.5 DISCLOSURE. To the Knowledge of the Officers, Sellers have disclosed or made available to representatives of Buyer all material information regarding all Adverse Consequences, including Environmental Conditions Affecting the Assets, which could have a material adverse effect on the Value of the Assets.

      4.6 PERSONAL PROPERTY ASSETS. Other than restrictions under the Securities Act and state securities laws affecting any subsequent transfer of the Shares, Sellers will transfer to Buyer good and marketable title to, or a valid leasehold interest in, the material personal property assets which constitute a portion of the Acquired Assets (including, without limitation, the Shares), free and clear of any Security Interest. Promptly following the Closing, Snider will have good and marketable title to, or a valid leasehold interest in, the material personal property assets which constitute a portion of the Snider Assets, free and clear of any Security Interest.

      4.7 REAL PROPERTY. APPENDIX 4 attached hereto lists and describes briefly all parcels of real property comprising the Real Property. With respect to each such parcel:

            (i) There are no pending or, to the Knowledge of the Officers, threatened condemnation proceedings relating thereto;

            (ii) There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion thereof which could have a material adverse effect on the Value of the Assets; and

            (iii) There are no outstanding options or rights of first refusal to purchase the parcel, or any portion thereof or interest therein.

      4.8 HARVESTING. Harvesting of timber from the Timberland by Fibreboard during 1995 has followed the uneven-aged harvest practices incorporated in Fibreboard's timber harvest plans, copies of which have been made available to representatives of Buyer.

      4.9 ENDANGERED SPECIES. To the Knowledge of the Officers, there are no Endangered Species located on the Timberland.

      4.10 INSURANCE. Each of the Sellers and Snider has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

      4.11 BROKERS' FEES. Sellers and Snider have no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Purchase Agreement for which Buyer could become liable or obligated.

      4.12 NON-FOREIGN PERSONS. None of the Sellers or Snider is a "foreign person" as defined in Section 1445 of the Code.

                                   SECTION 5

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER


      Buyer represents and warrants to Sellers that the statements contained in this Section 5 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section
5).  Buyer also covenants with Sellers as set forth in this Section 5.

      5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      5.2 AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Purchase Agreement and to perform its obligations hereunder. This Purchase Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

      5.3   NONCONTRAVENTION.

            (i) Neither the execution and the delivery of this Purchase Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any material statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of Buyer's charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other material arrangement to which Buyer is a party or by which it is bound or to which any of its material assets is subject.

            (ii) Except as contemplated by this Agreement with respect to the Hart-Scott-Rodino Act (with reference to Section 6.2 below), Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Purchase Agreement.

      5.4 BROKERS' FEES. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Purchase Agreement for which any Seller could become liable or obligated.

      5.5    PURCHASE "AS IS."

            (i) Buyer acknowledges and agrees that Buyer has had the opportunity to thoroughly inspect and review the Assets and the Purchase Considerations.

            (ii) Buyer acknowledges and agrees that (a) Buyer has substantial experience with real property such as the Real Property, assets such as the Conversion Assets and issues such as the Purchase Considerations, and (b) except for the Agreed-Upon Buyer's Recourse (if any), Buyer is acquiring the Acquired Assets (directly) and the Snider Assets (indirectly through ownership of the Shares)

                     "AS-IS, WHERE-IS, WITH ALL FAULTS,"

in their current condition, and solely in reliance on Buyer's own due diligence, inspections and examinations of the Assets.

            (iii) Buyer acknowledges and agrees that (a) except as expressly set forth in Article 4 of this Purchase Agreement, neither any Seller nor any agent, representative or employee of any Seller has made any representations or warranties on which Buyer shall be in any way entitled to rely with respect to the Assets or the Purchase Considerations, whether direct or implied, verbal or written, and (b) each of the Sellers may disclaim and has hereby expressly disclaimed any and all representations and warranties which are not expressly set forth in Article 4 above.

      5.6   ENVIRONMENTAL CONDITIONS.

            (i) Buyer acknowledges and agrees that (a) although Buyer has received from Sellers the representation contained in Section 4.5 above (which is made to the Knowledge of the Officers) and is entitled to indemnification for breach of such representation (if any), insofar as it relates to Environmental Conditions Affecting the Assets, pursuant to Section 10.4(i)(a) below, and Buyer is otherwise entitled to indemnification under certain circumstances as set forth in Section 10.4(i)(b) below, Buyer shall, except for the Agreed-Upon Buyer's Recourse (if any), bear and assume the risk that its investigations, inspections and inquiries regarding the Assets and records relating thereto may not have revealed adverse or undesirable Environmental Conditions Affecting the Assets; and (b) Buyer shall make no claim against any Seller or any Seller's Related Parties based on allegations that the Officers should have known of other material information regarding Environmental Conditions Affecting the Assets which information was not disclosed to

Buyer, or that (apart from the Knowledge of the Officers pursuant to Section 4.5 above) Sellers or their Related Parties otherwise had (or should have had) knowledge of such information.

            (ii) Having taken into account the possibility of unknown and/or undiscovered adverse or undesirable Environmental Conditions Affecting the Assets, and with the exception of the Agreed-Upon Buyer's Recourse (if any), Buyer hereby waives, releases and discharges forever each Seller and each Seller's Related Parties from all present and future Adverse Consequences arising out of or in any way connected with any Environmental Conditions Affecting the Assets (including, without limitation, any Environmental Conditions Affecting the Assets resulting from the use, maintenance, ownership or operation of the Assets by any of the Sellers or Snider). Buyer acknowledges and agrees that it is the intention of the Parties that, with the exception of the Agreed-Upon Buyer's Recourse (if any), any and all responsibilities and obligations of Sellers, and any and all rights or claims against Sellers by Buyer, its successors, assigns or affiliated entities, arising by virtue of any Environmental Conditions Affecting the Assets are by this release provision declared null and void and of no present or future effect as to such parties. Buyer hereby waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      5.7 INVESTMENT. Buyer (i) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, and (iii) confirms that Fibreboard has made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and managers of Snider, to acquire such additional information about the Snider Assets and the business, operation and condition of Snider as Buyer has requested, and all such information has been received.

                                  SECTION 6

                            PRE-CLOSING COVENANTS


      The Parties agree as set forth in this Section 6 with respect to the period between the execution of this Purchase Agreement and the Closing.

      6.1 GENERAL. Each of the Parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Purchase Agreement (including satisfying the Closing conditions set forth in Section 7 below) at the earliest possible time following the Effective Date.

      6.2 NOTICES AND CONSENTS. Sellers shall give any notices to third parties, and shall use their reasonable efforts to obtain any third party consents, that Buyer reasonably may request. Each of the Parties shall (and Fibreboard shall cause Snider to) (i) file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, (ii) use its reasonable efforts to obtain an early termination of the applicable waiting period, and (iii) make any further filings pursuant thereto that may be necessary, proper or advisable. Each of the Parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of governments, governmental agencies and third parties that it may be required to give, make or obtain.

      6.3 OPERATION OF BUSINESS. Except as contemplated by this Agreement or instructions delivered from Buyer to Sellers, the Sellers shall not permit the Wood Products Group, insofar as the Assets are concerned, to engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the Ordinary Course of Business.

      6.4   PRESERVATION OF BUSINESS.  Except as contemplated by this
Agreement (including, without limitation, Section 11.16 below) or instructions delivered from Buyer to Sellers, the Sellers shall cause the Wood Products Group, insofar as the Assets are concerned, to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

      6.5 FULL ACCESS. The Sellers shall permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Wood Products Group, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to the Assets; PROVIDED, HOWEVER, that (a) whenever the tax records for the Wood Products Group are included as part of the tax records (such as the returns) for the affiliated group, within the meaning of Section 1504 of the Code (or any combined, consolidated, unitary group or similar group for purposes of any applicable foreign, state or local law), of which Fibreboard is a member, the Sellers shall only be required to provide access to the schedule or part thereof for such group which relates to the Wood Products Group (or, when available, any PRO FORMA tax records prepared for the Wood
Products Group) and (b) prior to conducting any investigations regarding Environmental Conditions Affecting the Assets Buyer shall execute and deliver to Agent an Access Agreement in substantially the form attached hereto as EXHIBIT E.

      6.6 NOTICE OF DEVELOPMENTS. Sellers shall give prompt written notice to Buyer of any material development adversely affecting the Value of the Assets. Each Party shall give prompt written notice to the other of any material development affecting the ability of such Party to consummate the transactions contemplated by this Purchase Agreement. Any written notice provided by any Seller to Buyer after the Effective Date and prior to the Closing shall be deemed to supplement, and thereby become a part of, the Disclosure Schedule.

      6.7 NEW MEXICO CUTTING RIGHTS. The cutting rights held by the Wood Products Group and applicable to certain land in the State of New Mexico (Raton Ranch) are identified on APPENDIX 5 hereto as an "Excluded Asset," and a related contract to lease railroad flatcars from F.B. Leasing is identified on APPENDIX 4 hereto as an "Asset" (the Wood Products Group uses the railroad flatcars to transport logs produced from the cutting rights). Notwithstanding such identification of such cutting rights and such lease, or any other provision of this Purchase Agreement to the contrary, if Buyer notifies Fibreboard in writing prior to September 25, 1995 that Buyer wishes to acquire such cutting rights, then (a) Buyer may acquire such cutting rights (I.E., the relevant timber deed shall be deemed to constitute an Asset) at a value therefor to be determined by negotiation in good faith between Fibreboard and Buyer prior to September 25, 1995, (b) to effect payment for such rights, the Closing Amount (as discussed in Section 2.5 above) shall be increased by the amount of such value, and (c) Buyer shall be deemed to have sublet the F.B. Leasing railroad flatcar lease and assumed all of Fibreboard's rights and obligations with respect thereto; however, in the absence of such notice, (x) the cutting rights, as well as the related logs, shall remain "Excluded Assets" (and Buyer shall have no rights with respect thereto) and (y) the F.B. Leasing railroad flatcar lease shall be deemed removed from its status as an "Asset" (and shall remain the right and obligation of Fibreboard).

                                  SECTION 7

                      CONDITIONS TO OBLIGATION TO CLOSE


      7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) Sellers shall have procured such of the third party consents specified in Section 6.2 above under which the consequences of a failure to obtain consent could have a material adverse effect on the Value of the Assets;

            (iv) no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (a) prevent consummation of any of the transactions contemplated by this Purchase Agreement, (b) cause any of the transactions contemplated by this Purchase Agreement to be rescinded following consummation, or (c) affect materially and adversely the right of Buyer to own, operate or control the Acquired Assets or, indirectly through ownership of the Shares, the Snider Assets (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

            (v) the Agent shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1(i)-(iv) is satisfied in all material respects;

            (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

            (vii) the Escrow Holder shall be prepared to deliver to Buyer a standard owner's policy of title insurance equivalent to a CLTA policy of title insurance for each parcel of the Real Property insuring that, promptly following the Closing and the recordation of the Deeds as contemplated by Section 3.3(v) above, Buyer (or Snider with respect to Real Property owned by Snider) shall be vested with good and marketable title thereto (with exceptions to such policies which are either standard or reasonable for real property such as the Real Property at issue);

            (viii) Buyer shall have received from counsel to Sellers an opinion reasonably satisfactory to Buyer, addressed to Buyer and dated as of the Closing Date;

            (ix) Any investigations conducted by Buyer with respect to the Real Property shall not have revealed circumstances which are unknown to Buyer as of the Effective Date and which could effect a material adverse change in the Value of the Assets (as compared to the Value of the Assets on the Effective Date, assuming the absence of such circumstances); PROVIDED, HOWEVER, that if Buyer shall not have delivered notice to Agent on or prior to August 31, 1995 regarding a failure of the conditions to Closing contemplated by this Section 7.1(ix), then such conditions shall be deemed satisfied or waived;

            (x) Except as set forth in the Disclosure Schedule as of the Effective Date, there shall have been no material adverse change in the Value of the Assets as compared to the Effective Date; and

            (xi) all actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7.1 if Buyer executes and delivers to Agent a writing so stating at or prior to the Closing.

      7.2 CONDITIONS TO OBLIGATION OF SELLERS. The obligations of Sellers to consummate the transactions to be performed by each of them in connection with the Closing are subject to satisfaction of the following conditions:

            (i) the representations, warranties and acknowledgements set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (a) prevent consummation of any of the transactions contemplated by this Purchase Agreement or (b) cause any of the transactions contemplated by this Purchase Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

            (iv) Buyer shall have delivered to Agent a certificate to the effect that each of the conditions specified above in Sections 7.2(i)-(iii) is satisfied in all material respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

            (vi) Agent shall have received from counsel to Buyer an opinion reasonably satisfactory to Agent, addressed to Sellers and dated as of the Closing Date; and

            (vii) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Agent.

Sellers may waive any condition specified in this Section 7.2 if Agent executes and delivers to Buyer a writing so stating at or prior to the Closing.


                                  SECTION 8

                                TERMINATION


      8.1   TERMINATION OF PURCHASE AGREEMENT.

      The Parties may terminate this Purchase Agreement as provided below:

            (i) Buyer and Sellers may terminate this Purchase Agreement by mutual written consent at any time prior to the Closing;

            (ii) Buyer may terminate this Purchase Agreement by giving written notice to Agent at any time prior to the Closing in the event that any Seller is in breach, and any Seller may terminate this Purchase Agreement by giving written notice to Buyer at any time prior to the Closing in the event that Buyer is in breach, of any material representation, warranty or covenant contained in this Purchase Agreement in any material respect and such breach is not substantially cured within ten business days of the breaching Party's receipt of such notice; PROVIDED, HOWEVER, that if a Party is attempting to cure such breach with commercially reasonable diligence on the tenth (10th) business day after receipt of such notice, such period shall be extended to thirty (30) business days after receipt of such notice so long as the Party continues to attempt to cure with commercially reasonable diligence;

            (iii) Buyer may terminate this Purchase Agreement by giving written notice to Agent at any time prior to the Closing if the Closing shall not have occurred on or before March 31, 1996 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Purchase Agreement); or

            (iv) Any Seller may terminate this Purchase Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before March 31, 1996 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any Seller breaching any representation, warranty or covenant contained in this Purchase Agreement).

      8.2 EFFECT OF TERMINATION. If any Party terminates this Purchase Agreement pursuant to Section 8.1 above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).


                                  SECTION 9

                           POST-CLOSING COVENANTS


      Sellers and Buyer agree as set forth in this Section 9 with respect to the period following the Closing.

      9.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Purchase Agreement, each Party shall take (and Buyer shall cause Snider to take) such further action (including the execution and delivery of such further instruments and documents) as any Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

      9.2 ACCESS. Without limiting the provisions of Section 9.1, Buyer shall cause the former employees of the Wood Products Group who were previously responsible for preparing the financial information of the Wood Products Group (to the extent such former employees are employed by Buyer, Snider or any Affiliate of Buyer) to assist in the preparation of the Closing Statement, and Buyer shall permit Fibreboard and its representatives to have such access to the premises, assets, records and employees of Buyer, Snider and any Affiliate of Buyer as shall be reasonably necessary for the preparation of

(i) the Closing Statement and (ii) any financial statements of any Seller for periods prior to or including the Closing Date, all without cost to Fibreboard.

      9.3 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under the Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Assets (including, without limitation, any Adverse Consequences), each Party will (and Buyer will cause Snider to) cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary and reasonable in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

      9.4   TRANSITION.   Except upon instructions delivered from Buyer to
Sellers, each Seller will refrain from taking any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Wood Products Group, insofar as the Assets are concerned, from maintaining the same business relationships with Buyer (or Snider) after the Closing as it maintained with the Wood Products Group prior to the Closing. Each Seller will refer all customer inquiries relating to the businesses of the Wood Products Group, insofar as the Assets are concerned, to Buyer from and after the Closing.

      9.5 CORPORATE NAMES. Without limitation, Buyer expressly acknowledges and agrees that the name "Fibreboard," and any derivation thereof (E.G., "Fibreboard Box & Millwork Corporation," "Fibreboard Wood Products Co." and the Fibreboard logo) shall not constitute an Asset and shall remain the exclusive property of Fibreboard. Neither Buyer nor any Affiliate of Buyer shall, in any way, infringe upon Fibreboard's use or rights to such name (and any derivation thereof); PROVIDED, HOWEVER, that although Buyer agrees to exercise reasonable efforts to mark properly all products and inventory of Buyer comprising Assets immediately after the Closing, Fibreboard (i) acknowledges that it may not be reasonable or practical for Buyer to replace or remove certain marks or logos existing on products or inventory as of the Closing (E.G., because such products or inventory have already been packaged for shipping) the use of which marks or logos is otherwise violative of this Section 9.5, and (ii) solely in those limited circumstances, Fibreboard shall be deemed to have granted Buyer a license to use such marks and logos for purposes of the sale of such products and inventory by Buyer promptly after Closing consistent with the pre-Closing Ordinary Course of Business of the Wood Products Group (without limiting Fibreboard's rights under Section 10.3(ii) below).


                                 SECTION 10

                        INDEMNIFICATION AND REMEDIES


      10.1 SURVIVAL. All of the representations, warranties and covenants of the Parties contained in this Purchase Agreement shall survive the Closing (unless Buyer, on the one hand, or Sellers, on the other hand, knew or had reason to know of any misrepresentation or breach of warranty or covenant of Sellers or Buyer, as the case may be, at the time of Closing in which event the affected representation(s), warranty(ies) or covenant(s), or relevant portion(s) thereof, shall not survive the Closing), but shall continue in force and effect solely for a period of one year thereafter (the "Survival Period"); PROVIDED, HOWEVER, that:

            (i) the covenants of Fibreboard under Section 10.4(i) shall survive the Closing as provided for therein; and

            (ii) the following shall survive the Closing without limitation as to time:

                  (a)   the obligations of Fibreboard under Section 10.2(ii)(b);

                  (b) the obligations of Buyer under Sections 10.3(ii), 10.4(i)(e) and 10.4(ii); and

                  (c) the provisions of Sections 2.2, 2.7, 3.4, 5.5, 5.6, 9, 10.5, 10.6, 10.7 and 11.

      10.2  CERTAIN INDEMNIFICATION PROVISIONS FOR BUYER'S BENEFIT.

            (i) SELLER'S BREACH. In the event that any Seller breaches any of its representations, warranties and covenants contained in the Purchase Agreement, and provided that the particular representation, warranty or covenant (or portion thereof) survives the Closing and that Buyer makes a written claim for indemnification against Fibreboard within the Survival Period, then Fibreboard agrees to indemnify Buyer from and against any Adverse Consequences Buyer reasonably may suffer through and after the date of the claim for indemnification resulting from or caused by the breach; PROVIDED, HOWEVER, that this Section 10.2(i) shall not apply to any breach by any Seller of a representation or warranty made in Section 4.5 above insofar as such Section 4.5 relates to Environmental Conditions

Affecting the Assets (any such breach being the subject, instead, of Section 10.4(i)(a) below).

            (ii)  OTHER EVENTS.

                  (A) Provided that Buyer makes a written claim for indemnification against Fibreboard within the Survival Period, Fibreboard agrees to indemnify Buyer from and against any Adverse Consequences Buyer reasonably may suffer resulting from or caused by any Liability of the Wood Products Group which is not an Assumed Liability.

                  (B) In addition to the foregoing Section 10.2(ii)(a), Fibreboard agrees to indemnify Buyer from and against any Adverse Consequences Buyer reasonably may suffer (directly or indirectly through its ownership of the capital stock of Snider) resulting from or caused by any Liability of Snider to which Buyer would not have been subject (directly or indirectly through Buyer's ownership of the capital stock of Snider) if Buyer had purchased the Snider Assets pursuant to this Purchase Agreement rather than the Shares; PROVIDED, HOWEVER, that in addition to the Assumed Liabilities, this indemnity shall not include costs relating to the operation, from and after the Closing Date, of Snider as a corporation.

      10.3  CERTAIN INDEMNIFICATION PROVISIONS FOR SELLERS' BENEFIT.

            (i) BUYER'S BREACH. In the event Buyer breaches any of its representations, warranties and covenants contained in this Purchase Agreement, and provided that the particular representation, warranty or covenant (or portion thereof) survives the Closing and any Seller makes a written claim for indemnification against Buyer within the Survival Period, then Buyer agrees to indemnify each Seller from and against any Adverse Consequences any Seller reasonably may suffer through and after the date of the claim for indemnification resulting from or caused by the breach.

            (ii) OTHER EVENTS. Buyer agrees to indemnify each Seller from and against any Adverse Consequences any Seller reasonably may suffer resulting from or caused by any Assumed Liability; PROVIDED, HOWEVER, that any such indemnification shall be limited to the extent Buyer is entitled to any Agreed-Upon Buyer's Recourse in respect thereof.

      10.4  ENVIRONMENTAL INDEMNIFICATION PROVISIONS.

            (i)   PROVISIONS FOR BUYER'S BENEFIT.

                  (A) BREACH OF REPRESENTATION. In the event that any Seller breaches the representations and warranties made in Section 4.5 above insofar as such Section 4.5 relates to Environmental Conditions Affecting the Assets, and provided that

Buyer makes a written claim for indemnification against Fibreboard within five years after the Closing, then Fibreboard agrees to indemnify Buyer from and against any Adverse Consequences Buyer reasonably may suffer through and after the date of the claim for indemnification resulting from or caused by the breach.

                  (B) LIMITED INDEMNITY. In addition to any indemnification which may be available to Buyer pursuant to the foregoing Section 10.4(i)(a), if Buyer makes any Qualifying Claims, then Fibreboard shall indemnify Buyer for the amount of such Qualifying Claims which amount is actually incurred by Buyer; PROVIDED, HOWEVER, that once (and if) Qualifying Claims aggregate in excess of Two Million Dollars ($2,000,000.00), and thereafter until (and if) Qualifying Claims aggregate in excess of Ten Million Dollars ($10,000,000.00), Fibreboard's obligation to indemnify Buyer shall be limited to two-thirds of each dollar of such Qualifying Claims (so that Fibreboard shall be obligated for (i) the full amount of the first Two Million Dollars ($2,000,000.00) in Qualifying Claims,
(ii) only two-thirds of each of the next Eight Million Dollars ($8,000,000.00) in Qualifying Claims and (iii) the full amount of Qualifying Claims aggregating in excess of Ten Million Dollars ($10,000,000.00)).

                  (C) QUALIFYING CLAIMS. "Qualifying Claims" shall include only the following potential claims:

            (1) BUYER'S INITIATIVE. Any claim by Buyer for costs and expenses in respect of Environmental Conditions Affecting the Assets which are incurred at Buyer's initiative, but only to the extent that such claim:

                  (a) arises out of circumstances (i) which occurred or existed prior to the Closing Date and (ii) about which Buyer has notified Fibreboard, in general terms, within two years after the Closing Date;

                  (b) specifies in reasonable detail (i) a plan of action (E.G., a remediation plan) intended to test for, repair, remove or remediate such Environmental Conditions Affecting the Assets and (ii) a budget for the costs and expenses which are reasonably expected to be incurred in connection therewith; and

                  (c) is received by Fibreboard within three years after the Closing Date;

                  PROVIDED, HOWEVER, that:

                  (x) so long as any plan of action and related budget received by Fibreboard within the three-year period set forth in clause (c)(1)(c) above are prepared in good faith and with reasonable diligence as a complete plan of action and budget, then any reasonable modifications which are reasonably necessary for such plan of action and budget as a result of circumstances discovered in the course of implementing such plan shall be permitted upon prompt notification thereof to Fibreboard; and

                  (Y)   any claim under this clause (c)(1) shall be valid only
                        (i) with respect to the specific plan of action and related budget of costs and expenses detailed (as they may be modified permissibly pursuant to clause (c)(1)(x) above) and (ii) to the extent the plan of action (as it may be modified permissibly pursuant to clause (c)(1)(x) above) is substantially completed by Buyer within five years after the Closing Date.

            (2) GOVERNMENTAL ACTION. Any claim concerning Adverse Consequences in respect of Environmental Conditions Affecting the Assets which Adverse Consequences are reasonably incurred to comply with any governmental action, order or other directive or as a result of any settlement of a third party claim or judgment against Buyer, Snider or any Seller, but only to the extent that:

                  (a) such action, order, directive, claim, judgment or any proceeding relating thereto (i) has not been instigated, directly or indirectly, by Buyer (it being understood that any necessary compliance by Buyer with laws requiring the filing of reports concerning environmental matters with regulatory agencies shall not constitute "instigation") and (ii) arises out of circumstances which occurred or existed prior to the Closing Date; and

                  (b) notice thereof is received by Buyer and forwarded to Fibreboard within five years after the Closing Date.

            (3) FACILITY CLOSURES. Any claim by Buyer for costs and expenses in respect of the testing for, removal or remediation of Hazardous Materials on or about a Facility at which Buyer permanently ceases all operations within seven years after the Closing Date (a "Facility Closure"), but only to the extent that such claim:

                  (a) arises out of circumstances (i) which occurred or existed prior to the Closing Date and (ii) about which Buyer has notified Fibreboard, in general terms, within two years after the Facility Closure at issue;

                  (b) specifies in reasonable detail (i) a plan of action (E.G., a remediation plan) intended to test for, remove or remediate such Hazardous Materials and (ii) a budget for the costs and expenses which are reasonably expected to be incurred in connection therewith; and

                  (c) is received by Fibreboard within three years after the Facility Closure at issue;

                  PROVIDED, HOWEVER, that:

                  (x) so long as any plan of action and related budget received by Fibreboard within the three-year period set forth in clause (c)(3)(c) above are prepared in good faith and with reasonable diligence as a complete plan of action and budget, then any reasonable modifications which are reasonably necessary for such plan of action and budget as a result of circumstances discovered in the course of implementing such plan shall be permitted upon prompt notification thereof to Fibreboard; and

                  (y)   any claim under this clause (c)(3) shall be valid only
                        (i) with respect to the specific plan of action and related budget of costs and expenses detailed (as they may be modified permissibly pursuant to clause (c)(3)(x) above) and (ii) to the extent the plan of action (as it may be modified permissibly pursuant to clause (c)(3)(x) above) is substantially completed by Buyer within the earlier of (a) five years after the Facility Closure at issue or (b) ten years after the Closing Date.

                  (D) INELIGIBLE CLAIMS. Notwithstanding the foregoing provisions of this Section 10.4(i), any and all Adverse Consequences relating to the following are ineligible to constitute any portion of a Qualifying Claim (and, except for claims which may be made under Section 10.4(i)(a) above (if any), shall be the sole responsibility of Buyer):

            (1) Any testing for, repair, removal or remediation of Environmental Conditions Affecting the Assets which is:

                  (a) beyond what is reasonably calculated to achieve Industry Standards; or

                  (b)   excessive in comparison to Industry Practice;

                  PROVIDED, FURTHER, that any claim for costs or expenses of testing may comprise a Qualifying Claim only:

                  (x) for that portion of the testing, if any, which identifies Environmental Conditions Affecting the Assets requiring repair, removal or remediation consistent with the foregoing provisions of this clause (d)(1); or

                  (y) when initial testing for a Hazardous Material at a specific location establishes the presence at such location of the Hazardous Material at a concentration exceeding the threshold requiring remediation adopted by applicable state or federal regulation (or if no such applicable regulation exists, then as dictated by Industry Standards and Industry Practice) and further testing is reasonably undertaken for the purpose of establishing that remediation is not required;

            (2) Any plant closure or similar event (except as expressly set forth in Section 10.4(i)(c)(3) above);

            (3) The use, ownership or operation of the Assets from and after the Closing, or the businesses in which the Assets are used from and after the Closing;

            (4) Controlling, or failure to control, storm or surface water run-off (including, without limitation, pond discharges) at or affecting any Asset, whether before or after the Closing; and

            (5) Any testing, removal of, or other remediation with respect to, the bark pile at the Standard facility in compliance with applicable laws, rules and regulations (except for costs and expenses incurred directly for the testing for, removal from or remediation of Hazardous Materials on or within the bark pile to the extent
                  (i) such Hazardous Materials were placed on or within the bark pile prior to Closing and (ii) such costs and expenses are otherwise eligible to comprise a Qualifying Claim).

                  (E)  FIBREBOARD'S RIGHTS.

                        (1) Fibreboard shall have the right to conduct an audit of any Adverse Consequences which are either (i) the subject of Section 10.4(i)(a) above or (ii) comprise a portion of any claim submitted by Buyer as a potential Qualifying Claim. Such audits shall be conducted in a reasonable manner so as to avoid undue interference with Buyer's businesses; HOWEVER, Buyer shall make available to Fibreboard, without cost to Fibreboard, such personnel, books and records of Buyer and its Affiliates, as well as its and their consultants (including outside attorneys and accountants), as shall be necessary, in the reasonable estimation of Fibreboard, for any such audit.

                        (2) Fibreboard's obligation to indemnify Buyer with respect to any Adverse Consequences under the provisions of Section 10.4(i)(b) above is subject to Fibreboard's right to approve, in its reasonable discretion, such Adverse Consequences; PROVIDED, HOWEVER, that such right of Fibreboard's shall relate only to specific conditions or related sets of conditions for which (i) Adverse Consequences may reasonably be expected to aggregate in excess of One Hundred Thousand Dollars ($100,000.00) or (ii) the costs and expenses of testing which Fibreboard may be required to bear under
Section 10.4(i)(b) above aggregate in excess of Ten Thousand Dollars ($10,000.00). Without limitation, Fibreboard's approval can be contingent upon the satisfaction of reasonable conditions, including, without limitation and in the instance of governmental actions, orders or other directives or settlements of third party claims or judgments, the request that Buyer pursue available avenues of appeal (with reasonable costs (including attorneys' fees and court costs) incurred by Buyer with respect to such an appeal deemed to constitute a Qualifying Claim).

                        (3) Buyer shall immediately notify Fibreboard regarding any action, order, directive, demand, claim, request or other communication received from any governmental agency or third party that is or may be reasonably related to a potential Qualifying Claim. Pursuant to this obligation, Buyer shall provide to Fibreboard a copy of any written communication provided to Buyer. Buyer shall also notify Fibreboard prior to reporting to or communicating with any governmental agency or third party regarding the subject or possible subject of any potential Qualifying Claim, and (without limiting Fibreboard's other rights) Fibreboard shall have the right to participate in any such contact. Any notice required by this Section 10.4(i)(e)(3) shall be provided in accordance with the provisions of Section
11.6 below.

            (ii)  PROVISIONS FOR SELLERS' BENEFIT.

                  (A) Without limiting the provisions of Section 10.3 above and except as otherwise expressly provided in Section 10.4(i) above, Buyer agrees that it shall (x) assume full responsibility for Environmental Conditions Affecting the Assets and (y) indemnify, defend (with counsel reasonably acceptable to both Agent and Buyer) and hold each Seller and each Seller's Related Parties harmless from and against any and all Adverse Consequences arising from or in any way connected with any Environmental Conditions Affecting the Assets, whether or not the facts which gave rise to such Adverse Consequences occurred prior to or after the Closing.

                  (B) Without limitation, the foregoing indemnity specifically includes (x) all foreseeable and unforeseeable consequential damages, the costs of any required or necessary repair, removal or remediation, any violation of laws, orders or demands of governmental authorities, any lawsuit brought or threatened, settlement reached or governmental order received, any personal injuries or property damage, and any migration of Hazardous Materials from any of the Assets to adjacent properties or resources, in connection with Environmental Conditions Affecting the Assets, and (y) the direct obligation of Buyer to perform any remedial or other activities required, ordered, recommended or requested by any agency, government official or third party, or otherwise necessary to avoid injury or liability to any person, or to prevent the spread of Hazardous Materials, however they came to be placed or located (hereinafter, "Remedial Work"). Buyer shall perform all Remedial Work in its own name in accordance with all applicable laws. Without limiting its obligations under any other provision of this Agreement, following conveyance of the Acquired Assets to Buyer, Buyer shall be solely and completely responsible for responding to and complying with any notice, order, request or demand, or any third party claim or demand relating to potential or actual Environmental Conditions Affecting the Assets.

                  (C) Without limitation, (x) the responsibility conferred under this Section 10.4(ii) includes responding to such orders on behalf of any Seller or Snider and defending against any assertion of any Seller's or Snider's financial responsibility or individual duty to perform under such orders, and
(y) Buyer shall assume, pursuant to this Section 10.4(ii), any Liabilities or responsibilities which are assessed against any Seller or Snider in any action described under this Section 10.4(ii).

      10.5 MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any of the Sellers, on the one hand, or Buyer (or Snider), on the other hand (the notified party is hereinafter referred to as the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other (such other party is hereinafter referred to as the "Indemnifying Party") under this Section 10, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (with Buyer assuming responsibility for causing Snider to comply with the provisions of this Section 10.4); PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby damaged. In the event the Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate co-counsel at the Indemnified Party's sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the Indemnified Party has a conflict of interest with other parties represented by the counsel selected by the Indemnifying Party, or such counsel otherwise has a conflict in its representation of the Indemnified Party), (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate (with the Indemnifying Party bearing responsibility for all Adverse Consequences as set forth herein).

      10.6 DETERMINATION OF LOSS. The Parties shall make appropriate adjustments for tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time value of money (using the prime lending rate of Bank of America National Trust and Savings Association as the discount rate) in determining the amount of loss for purposes of this
Section 10.

      10.7 DISPUTE RESOLUTION. Dispute Resolution shall constitute the sole and exclusive method, means and procedure to resolve any controversy or claim arising out of or relating to the respective indemnification rights and obligations of the Parties contained in this Section 10 (a "Dispute"), and the Parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the requirements of Dispute Resolution. Any and all attempts to circumvent the provisions of this Section 10.7 shall be absolutely null and void and of no force or effect whatsoever.


                                 SECTION 11

                               MISCELLANEOUS


      11.1 NO THIRD PARTY BENEFICIARIES. Except as expressly provided herein, this Purchase Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      11.2 ENTIRE AGREEMENT. This Purchase Agreement (including the Exhibits and Appendices referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof (including, without limitation, the Confidential Memorandum dated January 1995 and prepared by Sellers and Dillon, Read & Co., Inc. with respect to the Wood Products Group); PROVIDED, HOWEVER, that the terms and provisions of that certain confidentiality letter dated January 12, 1995 between Buyer and Fibreboard and executed in connection with Buyer's due diligence review of the Wood Products Group, as well as the terms and provisions of that certain Site Access, Confidentiality and Indemnification Agreement dated as of June 19, 1995 between Buyer and Fibreboard, shall remain in full force and effect and shall not be amended as a result of this Purchase Agreement.

      11.3 SUCCESSION AND ASSIGNMENT. This Purchase Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Purchase Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; PROVIDED, HOWEVER, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

      11.4 COUNTERPARTS. This Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      11.5 HEADINGS. The section headings contained in this Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Purchase Agreement.

      11.6 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            IF TO FIBREBOARD/AGENT OR FB&M:

                  Fibreboard Corporation
                  California Plaza
                  2121 N. California Blvd., Suite 560
                  Walnut Creek, California  94596
                  Attention: Michael R. Douglas, Senior Vice
                             President, General Counsel and
                             Secretary

            COPY TO:

                  Pillsbury Madison & Sutro
                  235 Montgomery Street
                  San Francisco, California  94104
                  Attention: Terry M. Kee

            IF TO BUYER (OR SNIDER FOLLOWING THE CLOSING):

                  Sierra Pacific Industries
                  19794 Riverside Avenue
                  Anderson, California  96007
                  Attention: A. A. Emmerson, President

            COPY TO:

                  Dun & Martinek
                  730 - 7th Street, Suite B
                  Eureka, California  95501
                  Attention: David H. Dun

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      11.7 GOVERNING LAW. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California.

      11.8 AMENDMENTS AND WAIVERS. No amendment of any provision of this Purchase Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      11.9 SEVERABILITY. Any term or provision of this Purchase Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Purchase Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      11.10 EXPENSES. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that Liability for the reasonable costs and expenses associated with the following for the transactions contemplated by this Purchase Agreement shall be shared equally by Fibreboard and Buyer:

            (i) Fees of the Escrow Holder and other title fees and closing costs associated with the Real Property and the Closing (including the costs of any preliminary title reports and any title insurance premiums); and

            (ii) The filing fee associated with the Hart-Scott-Rodino Act (as contemplated by Section 6.2 above), as well as the fees and costs, other than attorneys' fees and costs, associated with any further filings or requests for information with respect to the Hart-Scott-Rodino Act.

      11.11 CONSTRUCTION. The language used in this Purchase Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Exclusively for purposes of Sections 10.2(i) and 10.4(i)(a) above as they relate to the representations and warranties of Sellers under Section 4 above, the threshold for a "material adverse effect" on the Value of the Assets shall be deemed to be Five Hundred Thousand Dollars ($500,000.00).

      11.12 INCORPORATION OF EXHIBITS AND APPENDICES. The Exhibits and Appendices identified in this Purchase Agreement are incorporated herein by reference and made a part hereof.

      11.13 SUBMISSION TO JURISDICTION.  Except as otherwise provided by
Section 2.5 above (with respect to Arbitration) and Section 10.7 above (with respect to Dispute Resolution), each of the Parties submits to the jurisdiction of any state or federal court sitting in San Francisco County, California, in any action or proceeding arising out of or relating to this Purchase Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Purchase Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      11.14 TAXES AND RELATED MATTERS.

            (i) PROPERTY TAXES. Liability for property taxes, assessments, utilities and similar charges and expenses with respect to the Assets shall be prorated between Sellers and Buyer by apportioning such items on a PER DIEM basis, with Sellers liable for the period prior to the Closing Date and Buyer responsible for the period beginning on and ending after the Closing Date; PROVIDED, HOWEVER, that except as otherwise provided in Section 11.14(ii) below, any Other Taxes (including, without limitation, additional or supplemental amounts of Other Taxes), whether retroactive or not, imposed as a result of the transactions contemplated by this Purchase Agreement or due to a change in use or ownership of any of the Assets following the Closing, shall be paid by Buyer. Agent and Buyer shall use their best efforts prior to the Closing to prepare a schedule of prorations covering as many items to be prorated as practicable so that such prorations can be made at the Closing (the resulting amount owed by Buyer to Sellers is herein referred to as the "Estimated Proration Amount"). Such prorations shall be adjusted, if necessary, and completed after the Closing as soon as final information becomes available. Agent and Buyer agree to cooperate and to use their best efforts to complete such prorations no later than thirty
(30) days after the Closing Date.

            (ii) SALES AND TRANSFER TAXES. Liability for any sales, transfer or similar taxes imposed in respect of the transfer of the Acquired Assets shall be shared equally by Buyer and Fibreboard. However, Buyer shall, in a timely manner, provide Agent with exemption certificates, resale certificates or any other statements or documents necessary to relieve Sellers of Liability for any state or local sales, use, gross receipts or similar taxes that may arise in connection with the transactions contemplated hereby and all such certificates, statements or documents shall be correct and complete in all respects and shall include all appropriate registration or permit numbers of Buyer for all applicable state or local taxing jurisdictions.

      11.15 EMPLOYEE BENEFITS MATTERS. Buyer shall ensure that (i) employees associated with the Wood Products Group (collectively, "Employees") hired by Buyer or retained by Snider shall be entitled to participate fully in the employee benefit plans of Buyer and (ii) such plans shall treat employment with (or within) the Wood Products Group (or the Controlled Group) prior to the Closing Date the same as employment with any of Buyer or its ERISA affiliated group from and after the Closing Date for purposes of eligibility, vesting and benefit accrual.

      11.16 EMPLOYMENT. Fibreboard shall (i) terminate the employment of all Employees as of the Closing (the "Affected Employees") and (ii) undertake to provide to all affected Employees and other necessary persons any notice that may be required under the WARN Act. Buyer (x) may offer employment, or cause Snider to offer continued employment, to certain of the Employees who primarily perform services relating to the Assets as of the Closing Date and (y) shall provide notice to Fibreboard on or prior to the Closing Date of the identity of any Affected Employees who are expected to be offered employment or continued employment; HOWEVER, nothing in this Purchase Agreement shall affect Buyer's or Snider's right to terminate the employment of any Employee on or after his or her first date of employment with Buyer (or continued employment after the Closing in the case of Snider), with or without cause, provided that Buyer shall (without limiting the provisions of Section 10.3) indemnify and hold each Seller harmless from any Liability arising out of such action.

      11.17 BULK TRANSFER LAWS. Buyer acknowledges and agrees that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Purchase Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Purchase Agreement as of the Effective Date.

BUYER:
SIERRA PACIFIC INDUSTRIES,
a California corporation


By:     /s/ A. A. Emmerson
   ------------------------------
Title:
      ---------------------------

SELLERS:

FIBREBOARD:
FIBREBOARD CORPORATION,
a Delaware corporation


By:     /s/ James P. Donohue
   -------------------------------
Title:  Senior Vice President
      ----------------------------

FB&M:
FIBREBOARD BOX & MILLWORK CORPORATION,
a Delaware corporation


By:     /s/ James P. Donohue
   -------------------------------
Title:  Vice President
      ----------------------------

                           APPENDICES AND EXHIBITS

APPENDICES

     1.......................Defined Terms

     2.......................Certain Purchase Price Adjustments

     3.......................Disclosure Schedule

     4.......................Assets

     5.......................Excluded Assets and Certain Assumed
                             Liabilities

     6.......................Calculation of Base Amount


EXHIBITS

     A.......................Allocation Schedule

     B.......................Instruments of Assignment and Conveyance

     C.......................Instruments of Assumption

     D.......................Financial Statements

     E.......................Form of Access Agreement

                                  APPENDIX 1

                               DEFINED TERMS


      "ACCRUED LIABILITIES SCHEDULE" means the schedule of combined accrued liabilities at April 1, 1995 which is attached to the Interim Balance Sheet, and, for purposes of calculations as of the Closing Date, as such schedule shall be updated as of the Closing (which update shall include, without limitation, the amount of any combined "Excess Cost on a Commitment Basis" as defined in the Road Right-Of-Way Construction and Use Agreement (presently unexecuted) between Fibreboard and the United States Forest Service which is included as an "Asset" on APPENDIX 4 attached to the Purchase Agreement).

      "ACQUIRED ASSETS" means all right, title and interest that each Seller possesses and has the right to transfer in and to the following:

      (a)   the Shares;

      (b) the Real Property (except for Real Property owned by Snider which is identified as such on APPENDIX 4 to the Purchase Agreement) and any improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenances thereto;

      (c) the tangible personal property identified on APPENDIX 4 to the Purchase Agreement under the heading "Tangible Personal Property" (except for such items as appear under the subheading "Snider Tangible Personal Property");

      (d) the trademarks, service marks, trade dress and trade names identified on APPENDIX 4 to the Purchase Agreement under the heading "Intangible Property" (except for such items as appear under the subheading "Snider Intangible Property") and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all applicable jurisdictions;

      (e) the cutting rights identified on APPENDIX 4 to the Purchase Agreement under the heading "Agreements--Cutting Contracts" (except for such items as appear under the subheading "Snider Cutting Rights");

      (f) the contracts, agreements, licenses, leases, subleases and other arrangements listed on APPENDIX 4 to the Purchase Agreement under the heading "Agreements"

            (except for such items as appear under the subheading "Snider Agreements") and any rights thereunder;

      (g) the accounts receivable used in the calculation of the Closing Amount (except for the accounts receivable of Snider);

      (h) any causes of action, choses in action and rights of recovery with respect to items identified in clauses (a) to (g) above;

      (i) any assignable franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies with respect to the ownership, use or operation of any of the items identified in clauses (a) to (g) above; and

      (j) any books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, creative materials, advertising and promotional materials, studies, reports and other printed or written materials with respect to the ownership, use or operation of any of the items identified in clauses (a) to (g) above.

Notwithstanding the foregoing, the Acquired Assets shall not include, without limitation, the following: (1) the corporate charter, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any Seller as a corporation; (2) any insurance policies with respect to the Acquired Assets; (3) any of the rights of any Seller under this Agreement or any side agreement between the Parties entered into on or after the Effective Date; (4) any right to refunds of taxes, assessments or charges paid by, on behalf of or with respect to the Assets by any Seller or Snider which is in excess of the Sellers' obligations pursuant to Section 11.14 of the Agreement; and (5) any assets which are identified under the heading "Excluded Assets" on APPENDIX 5 to the Purchase Agreement.

      "ADJUSTMENT AMOUNT" has the meaning set forth in Section 2.5 of the Purchase Agreement.

      "ADVERSE CONSEQUENCES" means all allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, interest, liens, losses, expenses and fees, including all attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

      "AFFECTED EMPLOYEES" has the meaning set forth in Section 11.16 of the Purchase Agreement.

      "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "AGENT" has the meaning set forth in Section 2.3 of the Purchase
Agreement.

      "AGREED-UPON BUYER'S RECOURSE" means any recourse which Buyer may have against Fibreboard as expressly provided in the indemnification provisions benefiting Buyer set forth in Section 10 of the Purchase Agreement.

      "ARBITRATION" means, with respect to the Closing Statement, the submission of issues in dispute to a firm of certified public accountants to be selected by agreement between the independent public accountants of Fibreboard and the independent public accountants of Buyer (the "Arbitrator"). If issues in dispute are submitted to the Arbitrator for resolution, (a) each of Buyer and Fibreboard will furnish to the Arbitrator such workpapers and other documents and information relating to the disputed issues as the Arbitrator may request and are available to that Party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Arbitrator any material relating to the determination and to discuss the determination with the Arbitrator, (b) the determination by the Arbitrator, as set forth in a notice delivered to each of Buyer and Fibreboard by such Arbitrator, will be binding and conclusive on the Parties (except for manifest error), and (c) Buyer and Fibreboard will each bear 50% of the fees of the Arbitrator for such determination.

      "ASSETS" means the Acquired Assets and the Snider Assets.

      "ASSUMED LIABILITIES" means the following Liabilities and obligations:

      (a) any and all Liabilities and obligations relating to or arising in connection with Environmental Conditions Affecting the Assets;

      (b) any and all Liabilities and obligations of any Seller or Snider (or any Affiliate of any Seller or Snider) under the licenses, sublicenses, leases, subleases, contracts, agreements and other arrangements referred to in the definitions of Acquired Assets or Snider

            Assets (and related portions of APPENDIX 4 to the Purchase
            Agreement);

      (c) any and all Liabilities and obligations of any Seller or Snider (or any Affiliate of any Seller or Snider) under the franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights referred to in the definitions of Acquired Assets or Snider Assets (and related portions of APPENDIX 4 to the Purchase Agreement);

      (d) the accrued liabilities (and related obligations) reflected on the Accrued Liabilities Schedule and used in the calculation of the Closing Amount;

      (e) any and all Liabilities and obligations relating to or arising in connection with (i) the use, ownership or operation of the Assets from and after the Closing and (ii) the operation, from and after the Closing, of the businesses in which the Assets are used; and

      (f) the Liabilities and obligations associated with the Wood Products Group, Snider and/or the Assets and identified under the heading "Certain Assumed Liabilities" on APPENDIX 5 to the Purchase Agreement.

Notwithstanding the foregoing, the Assumed Liabilities shall not include the following: (1) such Liabilities and obligations as are properly the subject of the Agreed-Upon Buyer's Recourse (if any); (2) all Liabilities and obligations of any Seller or Snider (or any Affiliate of any Seller or Snider) under any employee benefit plan maintained by any Seller or Snider for Employees for periods prior to the Closing; (3) all Liabilities and obligations for workers' compensation claims and coverage associated with Employees for periods prior to the Closing; (4) any obligation for indemnification of any purchaser of assets from the Wood Products Group in a transaction prior to the Effective Date for the presence on, about or around such assets of Hazardous Materials; (5) any intercompany payables among the Sellers and/or Snider; and (6) other Liabilities and obligations relating to pre-Closing operation of the Wood Products Group which are not identified or referenced above as "Assumed Liabilities."

      "BASE AMOUNT" means the amount of Net Working Capital as of April 1, 1995, the calculation of which is set forth as APPENDIX 6 to the Purchase Agreement.

      "BUYER" has the meaning set forth in the preface of the Purchase
Agreement.

      "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of Fibreboard's audited financial statements.

      "CLOSING" has the meaning set forth in Section 3.1 of the Purchase Agreement.

      "CLOSING AMOUNT" has the meaning set forth in Section 2.5 of the Purchase Agreement.

      "CLOSING DATE" has the meaning set forth in Section 3.1 of the Purchase Agreement.

      "CLOSING STATEMENT" has the meaning set forth in Section 2.5 of the Purchase Agreement.

      "CODE" means the Internal Revenue Code of 1986, as amended, or its successor and any regulations promulgated thereunder.

      "CONTROLLED GROUP" means the Sellers and all Persons (whether or not incorporated) under common control or treated as a single employer with the Sellers pursuant to Section 414(b) or Section 414(c) of the Code.

      "CONVERSION ASSETS" means all Assets other than the Real Property.

      "DEEDS" has the meaning set forth in Section 3.2(i) of the Purchase Agreement.

      "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 of the Purchase Agreement (and is APPENDIX 3 attached to the Purchase Agreement).

      "DISPUTE" has the meaning set forth in Section 10.7 of the Purchase Agreement.

      "DISPUTE RESOLUTION" means the following:

      (1) Any Dispute shall be settled within thirty (30) days of receipt by all Parties of a notice of the Dispute (such notice to be delivered pursuant to the provisions of Section 11.6 of the Purchase Agreement) by negotiations between representatives of the Parties with authority to settle such Dispute.

      (2) In the absence of such a negotiated settlement, any Dispute shall be resolved by arbitration before a single arbitrator (except as provided below) in San Francisco, California, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any state or federal court sitting in San Francisco County, California in accordance with the provisions of Section 11.13 of the Purchase Agreement.

      (3) The arbitrator shall be a person experienced in the subject matter of the circumstances to be arbitrated and shall be selected by mutual agreement of the Parties. If the Parties are unable to agree on the arbitrator within a period of thirty (30) days after arbitration is demanded by any Party, then each of Buyer and Fibreboard shall select a qualified arbitrator and the two arbitrators so selected shall select a third and the three so chosen shall constitute the board of arbitrators.

      (4) The arbitrator(s) shall render a decision as soon as possible. The Parties agree to abide by and perform any directions and awards made by the arbitrator(s) whose decision shall be final and binding for all purposes. The arbitrator(s) may direct any Party to pay any sum of money or to do or subject itself to any act or execute any instrument for the purpose of carrying the award of the arbitrator(s) into effect.

      (5) The costs of the arbitrator(s) shall be borne by the Party against which the award is granted unless the award otherwise directs. Each Party shall be entitled to pre-hearing discovery as provided in California Civil Code of Procedure Section 1283.05.

      "EFFECTIVE DATE" has the meaning set forth in the preface of the Purchase Agreement.

      "EMPLOYEE" has the meaning set forth in Section 11.15 of the Purchase Agreement.

      "ENDANGERED SPECIES" means a species of animal which is listed, as of the Effective Date, as endangered pursuant to either (i) the California Endangered Species Act (California Fish & Game Code Section 2050, ET SEQ.) or the Federal Endangered Species Act (16 U.S.C. Section 1531, ET SEQ.).

      "ENVIRONMENTAL CONDITIONS AFFECTING THE ASSETS" means the following conditions affecting the Assets (or any portion thereof):

      (a) the condition of any and all Real Property soils and soils surrounding or adjacent to any portion of the Real Property, but only insofar as such condition is violative of applicable federal, state or local laws, rules or regulations and remediation is mandated thereunder;

      (b) the condition of any and all surface waters and groundwater on, about, under, surrounding or adjacent to any portion of the Real Property, but only insofar as such condition is violative of applicable federal, state or local laws, rules or regulations and remediation is mandated thereunder;

      (c) environmental conditions in the areas surrounding any portion of the Real Property that could affect the quality of any portion of the Real Property and its potential uses, but only insofar as any such condition is violative of applicable federal, state or local laws, rules or regulations and remediation is mandated thereunder;

      (d) the existence of any storage tank, but only insofar as such tank must be removed or repaired under applicable federal, state or local laws, rules or regulations;

      (e) Hazardous Materials in any state on, about, under, surrounding, adjacent to or emanating or originating from any of the Assets (including, without limitation, any portion of the Real Property), from any source whatsoever and however they came to be placed or located; and

      (f) the pre-Closing failure to obtain or properly maintain, or abide by, permits, approvals or requirements for any activity carried out on or about the Real Property that could affect the condition of the soils, groundwater, surface water or air on, about, under, surrounding or adjacent to the Real Property.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or its successor and any regulations promulgated thereunder.

      "ESCROW HOLDER" means Yosemite Title Company.

      "ESTIMATED PRORATION AMOUNT" has the meaning set forth in Section 11.14(i) of the Purchase Agreement; PROVIDED, HOWEVER, that such amount shall be paid by delivery of cash payable by wire transfer or delivery of other funds which shall be immediately available to Agent as of the Closing.

      "FACILITY" means any of the following:

      (1) The entire sawmill and plywood mill facility and related operations of the Wood Products Group at Standard, California;

      (2) The entire sawmill facility and related operations of the Wood Products Group at Chinese Camp, California;

      (3) The entire bark processing plant and related operations of the Wood Products Group at Keystone, California; and

      (4) The entire lumber remanufacturing facility and related operations of the Wood Products Group at Red Bluff, California.

      "FACILITY CLOSURE" has the meaning set forth in Section 10.4(i)(c)(3) of the Purchase Agreement.

      "FB&M" has the meaning set forth in the preface of the Purchase
Agreement.

      "FIBREBOARD" has the meaning set forth in the preface of the Purchase Agreement.

      "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.4 of the Purchase Agreement.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "HAZARDOUS MATERIALS" means substances which are explosive, corrosive, radioactive or toxic and any substances defined as hazardous substances, hazardous materials, toxic substances, toxic air contaminants or hazardous wastes under federal, state or local laws or regulations, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 ET SEQ.), the Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1617 (October 17,1986)), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Hazardous Waste Control Law (California Health & Safety Code Section 25100 ET SEQ.), the Carpenter-Presley-Tanner Hazardous Substance Account Act
(California Health & Safety Code Section 25300, ET SEQ.), the Hazardous
Materials
(ii) Release Response Plans and Inventory Law (California Health & Safety Code 25500, ET SEQ.), the Air Toxics "Hot Spots" Information and Assessment Act of 1987 (California Health & Safety Code Section 44300, ET SEQ.) and all amendments to these laws and regulations adopted or publications promulgated pursuant to these laws. Hazardous Materials shall also include, without limitation, those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 560/5-85-024 (June 1985), or any related or successor report, or other applicable government regulations defining or describing such materials.

      "INCOME TAX" means any federal, state, local or foreign income tax or franchise tax measured by income, including any interest, penalty or addition thereto, whether disputed or not.

      "INDEMNIFIED PARTY" has the meaning set forth in Section 10.5 of the Purchase Agreement.

      "INDEMNIFYING PARTY" has the meaning set forth in Section 10.5 of the Purchase Agreement.

      "INDUSTRY PRACTICE" means those methods and technologies of effecting testing, repair, removal or remediation which are generally accepted in the industry as cost-effective methods and technologies (consistent with Industry Standards) as of the Closing Date.

      "INDUSTRY STANDARDS" means those standards of testing, repair, removal or remediation, consistent with industry practice as of the Closing Date, which are:

      (a) applicable to Sellers' and Snider's historical uses of the Real Property; and

      (b) intended to meet and not materially exceed minimum requirements necessary (i) for compliance with applicable federal, state or local laws, rules or regulations in existence as of the Closing Date or
            (ii) to obtain any required governmental approvals consistent with applicable federal, state or local laws, rules or regulations in existence as of the Closing Date.

      "INTERIM BALANCE SHEET" means the combined balance sheet at April 1, 1995 which forms a portion of EXHIBIT D to the Purchase Agreement.

      "KNOWLEDGE" means actual knowledge without independent investigation.

      "LENDER" means Bank of America National Trust and Savings Association, as agent.

      "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) including, without limitation, any liability for Taxes.

      "MARKET VALUE DIFFERENTIAL" has the meaning set forth in Section 2.5(i) of the Purchase Agreement.

      "NET WORKING CAPITAL" means, with respect to the businesses of the Sellers and Snider conducted with the Assets (as such businesses are reflected on the Interim Balance Sheet), the sum of (1) accounts receivable (excluding notes receivable) plus prepaid expenses plus inventories (at book value) less
(2) accrued liabilities reflected on the Accrued Liabilities Schedule (excluding
(i) liabilities of the type reflected in the categories labeled "employee" on the Accrued Liabilities Schedule, and (ii) shut-down reserves relating to the Turlock and Fresno facilities as set forth on the Accrued Liabilities

Schedule and (iii) accruals and other reserves for property taxes). The elements of Net Working Capital shall be determined in accordance with GAAP applied consistently with the principles used in preparing the Financial Statements (including the Interim Balance Sheet). A calculation of Net Working Capital as of April 1, 1995 (which is the Base Amount as defined above) is set forth as APPENDIX 6 to the Purchase Agreement.

      "OFFICERS" means the following individuals in their respective stated capacities:

      - Greg G. Byrne, Vice President of Finance and Planning for the Wood Products Group;

      - James D. Costello, Vice President of Fibreboard (Wood Products Operations) and President of the Wood Products Group;

      - James P. Donahue, Senior Vice President, Finance and Administration and Chief Financial Officer of Fibreboard;

      - Michael R. Douglas, Senior Vice President, General Counsel and Secretary of Fibreboard;

      - Richard H. Pland, Vice President of Timber Operations for the Wood Products Group;

      - John D. Roach, Chairman, President and Chief Executive Officer of Fibreboard;

      - Robert C. Shepherd, Vice President of Sales and Marketing for the Wood Products Group; and

      -     Garold E. Swan, Vice President and Controller of Fibreboard;

PROVIDED, HOWEVER, that solely for purposes of Sections 4.5 and 5.6(i) of the Purchase Agreement, Jennifer McCarter, Environmental Compliance Manager of the Wood Products Group, shall also be deemed an "Officer."

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).


      "OTHER TAX" means any tax of any kind, levy or other like assessment, custom, duty, impost, charge or fee (including, without limitation, sales, use, gross receipts, ad valorem, transfer, transfer gains, value added, real or personal property, stamp, lease, license, payroll, transaction, utility, severance, production, environmental or other governmental taxes) other than Income Tax, imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Other Tax.

      "PARTIES" has the meaning set forth in the preface of the Purchase Agreement.

      "PERSON" means an individual, a partnership, a limited liability company, a corporation, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

      "PURCHASE AGREEMENT" means the Asset Purchase and Sale Agreement entered into as of the Effective Date between Buyer and Sellers to which this APPENDIX 1 of defined terms is attached.

      "PURCHASE CONSIDERATIONS" means all factors and conditions relevant to the use, ownership or possession of the Assets, or any portion thereof, including, without limitation, the following:

      (a)   Environmental Conditions Affecting the Assets;

      (b) the present and historical operations conducted by Sellers and Snider pertaining to the Assets which have involved the transportation, use and storage of Hazardous Materials (including fuels, formaldehyde, pentachlorophenol and polychlorinated biphenyls), and various environmental audits and other information concerning the Environmental Conditions Affecting the Assets (a description of which audits and information is set forth on EXHIBIT 2 to the Disclosure Schedule);

      (c) the physical condition of the Assets, all utilities which are available to, or absent from, the Assets, all physical and functional aspects of the Assets and compliance with all covenants, conditions and restrictions binding upon the use of the Assets;

      (d) the stocking, volume, quality and species mix of timber on the Timberland, access to the Timberland and the rate and type of harvesting from the Timberland;

      (e) all factors affecting potential income which may be derived from, and other factors affecting, the operation of the Assets and the occupation or management of the Assets;

      (f) the suitability of the Assets for any and all uses which Buyer may conduct with respect thereto, and the habitability, merchantability, marketability, profitability or fitness for any particular use of any Asset;

      (g)   all matters relating to title to the Assets; and

      (h) all operative and proposed local, municipal, regional, state or federal governmental laws, regulations and legal requirements to which any of the Assets has been, is or may become subject, as well as the compliance of any Asset (including, without limitation, its use or operation) therewith (and including, without limitation, laws, regulations and legal requirements relating to taxes, assessments, leasing, occupancy, zoning, land use, subdivision, planning, building, fire, safety, health or environmental matters).

      "PURCHASE PRICE" has the meaning set forth in Section 2.3 of the Purchase Agreement.

      "QUALIFYING CLAIMS" has the meaning set forth in Section 10.4(i) of the Purchase Agreement.

      "REAL PROPERTY" means those Assets constituting real property which are more specifically identified under the heading "Real Property" in APPENDIX 4 to the Purchase Agreement.

      "RELATED PARTIES" means, with respect to any Party, such Party's officers, directors, shareholders, employees, agents, affiliates and divisions, and their respective heirs, successors, representatives and assigns.

      "REMEDIAL WORK" has the meaning set forth in Section 10.4(ii) of the Purchase Agreement.

      "REVOLVING FACILITY" means the revolving credit facility made available to Fibreboard by Lender in the amount of up to One Hundred Seventy-Five Million Dollars ($175,000,000.00).

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge or other lien, OTHER THAN the following:

            (a)   mechanic's, materialmen's and similar liens;

            (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings;

            (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation;

            (d)   liens arising in connection with sales of foreign receivables;

            (e) liens on goods in transit incurred pursuant to documentary letters of credit;

            (f) purchase money liens and liens securing rental payments under capital lease arrangements; and

            (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "SELLERS" has the meaning set forth in the preface of the Purchase Agreement.

      "SHARES" has the meaning set forth in Section 3.3(i) of the Purchase Agreement.

      "SNIDER" has the meaning set forth in Recital A to the Purchase
Agreement.

      "SNIDER ASSETS" means all right, title and interest that Snider has in and to the following:

      (a) the Real Property owned by Snider which is identified as such on APPENDIX 4 to the Purchase Agreement and any improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenances thereto;

      (b) the tangible personal property identified on APPENDIX 4 to the Purchase Agreement under the heading "Snider Tangible Personal Property;"

      (c) the trademarks, service marks, trade dress and trade names identified on APPENDIX 4 to the Purchase Agreement under the heading "Snider Intangible Property" and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all applicable jurisdictions;

      (d) the cutting rights identified on APPENDIX 4 to the Purchase Agreement under the heading "Snider Cutting Rights;"

      (e) the contracts, agreements, licenses, leases, subleases and other arrangements listed on APPENDIX 4 to the Purchase Agreement under the heading "Snider Agreements" and any rights thereunder;

      (f) the accounts receivable of Snider used in the calculation of the Closing Amount;

      (g) any causes of action, choses in action and rights of recovery with respect to items identified in clauses (a) to (f) above;

      (h) any franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies with respect to the ownership, use or operation of any of the items identified in clauses (a) to (f) above; and

      (i) any books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, creative materials, advertising and promotional materials, studies, reports and other printed or written materials with respect to the ownership, use or operation of any of the items identified in clauses (a) to (f) above.

Notwithstanding the foregoing, the Snider Assets shall not include, without limitation, the following: (1) any insurance policies with respect to the Snider Assets; (2) any right to refunds of taxes, assessments or charges paid by, on behalf of or with respect to the Snider Assets by any Seller or Snider which is in excess of the Sellers' obligations pursuant to Section 11.14 of the Agreement; and (3) any assets which are identified under the heading "Excluded Assets" on APPENDIX 5 to the Purchase Agreement.

      "SUBSEQUENT CAPITAL EXPENDITURES DIFFERENTIAL" has the meaning set forth in Section 2.5(i) of the Purchase Agreement.

      "TAX" means any Income Tax or any Other Tax.

      "TIMBER HARVEST DIFFERENTIAL" has the meaning set forth in Section 2.5(i) of the Purchase Agreement.

      "TIMBERLAND" means the private timberland owned by Fibreboard and comprising a portion of the Real Property. The Timberland is located in the Mariposa, Tuolumne, Calaveras and El Dorado Counties of California.

      "VALUE OF THE ASSETS" means the value, to a commercially reasonable purchaser, of the Assets, taken as a whole, as modified by the Assumed Liabilities, taken as a whole.

      "WARN ACT" means the Worker Adjustment and Retraining Notification Act.

      "WOOD PRODUCTS GROUP" has the meaning set forth in Recital A to the Purchase Agreement.